EXHIBIT 99.1

Civeo's Board of Directors Declares Common Stock Dividend

HOUSTON, July 29, 2014 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) announced today that its board of directors has declared a quarterly cash dividend of $0.13 per share of common stock, payable on August 29, 2014 to shareholders of record as of 5:00 p.m., New York City time, on August 15, 2014.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of eighteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 21,000 rooms. Civeo is publicly traded on the NYSE under the symbol "CVEO". For more information, please visit Civeo's website at http://www.civeo.com.

CONTACT: Company Contact:
         Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400